Exhibit 10.9A

Amendment No. 1 to

Marine Dock and Terminaling Agreement (Fort Mifflin)

This Amendment No. 1 (the “Amendment”) to Marine Dock and Terminaling Agreement (Fort Mifflin) dated September 8,  2012 (the “Original Agreement”) is made this 20th day of July, 2015 (the “Effective Date”), by and between Sunoco Partners Marketing & Terminals L.P. (“SPMT”) and Philadelphia Energy Solutions Refining and Marketing LLC (“PES”).  All capitalized terms used herein and not otherwise deferred shall have the respective meanings ascribed thereto in the Original Agreement.

RECITALS

WHEREAS, SPMT and PES are parties to the Original Agreement; and

WHEREAS, in connection with the Original Agreement, PES has requested that SPMT enter into a lease arrangement for back-up electrical generators and make the necessary modifications at Darby Creek Tank Farm to site and install the generators to ensure the availability of adequate electricity necessary to continue operation of the Darby Creek Tank Farm in the event of a power loss from the electric utility provider (the “Modifications”); and

WHEREAS, in response to said PES request, SPMT has secured a lease for such generators and is prepared to complete the Modifications subject to PES’ reimbursing SPMT for the costs and expenses of such actions; and

WHEREAS, SPMT and PES desire to amend the Original Agreement as provided herein.

NOW THEREFORE, in consideration of the premises contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereto agree as follows:

1.              On the Effective Date, Section 7 of the Original Agreement shall be amended to add a new Section 7.5, which Section 7.5 shall read in its entirety as follows:

“7.5                         PES shall reimburse SPMT for all of the actual costs and expenses for (a) the Modifications, including the installation and start-up of back-up electrical generators, (b) the monthly lease payments paid to the generator lessor, (c) the periodic maintenance of such generators, and (d) the fuel to run such generators.  Without limiting the generality of such reimbursement obligation, the estimates of these costs as of the Effective Date are:

Installation and start-up:	$215,000

Monthly lease fee:	$ 34,030

Periodic maintenance:	$105.00 per man-hour

Refueling:	Actual price per gallon of fuel

As used in this Section 7.5, the term “Modifications” shall mean the necessary modifications at the Darby Creek Tank Farm to site and install the back-up electrical generators.”

2.              Except as otherwise expressly provided or contemplated by this Amendment, all of the terms, conditions and provisions of the Original Agreement remain unaltered and in full force and effect.

3.              This Amendment (i) may be executed in counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and (ii) will be considered signed when the signature of a party is delivered by facsimile transmission, by scanned image (e.g., .pdf file extension) as an attachment to e-mail, or by any other electronic means, which signature must be treated in all respects as having the same effect as an original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

Sunoco Partners Marketing & Terminals L.P.

By:	Sunoco Logistics Partners Operations
GP LLC, its general partner

By:	/s/ Joseph Colella

Name:	Joseph Colella

Title:	Sr. V.P. Products

Philadelphia Energy Solutions Refining and Marketing LLC

By:	/s/ James T. Rens

Name:	James T. Rens

Title:	CFO